Press Release

F.N.B. Corporation Reports Record 2019 Net Income Available to Common Stockholders of $379.2 million and Earnings per Share of $1.16
Solid loan and deposit growth ● Favorable asset quality ● Diversified revenue growth
PITTSBURGH, PA - January 21, 2020 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the fourth quarter of 2019 with net income available to common stockholders of $93.2 million, or $0.29 per diluted common share. Comparatively, fourth quarter of 2018 net income available to common stockholders totaled $98.1 million, or $0.30 per diluted common share, and third quarter of 2019 net income available to common stockholders totaled $100.7 million, or $0.31 per diluted common share. For the full year of 2019, net income available to common stockholders totaled $379.2 million, or $1.16 per diluted common share, compared to $364.8 million, or $1.12 per diluted common share in 2018.
On an operating basis, fourth quarter of 2019 earnings per diluted common share (non-GAAP) was $0.30, excluding $4.3 million for service charge refunds. Operating and reported earnings per diluted common share (non-GAAP) were $0.30 in the fourth quarter of 2018 and $0.31 in the third quarter of 2019.
For the full year of 2019, operating net income per diluted common share (non-GAAP) was $1.18, excluding $4.5 million in branch consolidation costs and $4.3 million for service charge refunds. The full year 2018 operating net income per diluted common share (non-GAAP) was $1.13, excluding a $5.1 million gain recognized from the sale of Regency Finance Company (Regency), $6.6 million of branch consolidation costs and a $0.9 million discretionary 401(k) contribution made following tax reform. This represents an increase of $0.05 per diluted common share (non-GAAP), or 4.4%, year-over-year.
“FNB produced outstanding results for both the fourth quarter and full year of 2019 with operating EPS of $0.30 and $1.18, respectively. The Company also generated positive operating leverage while setting new records for total revenue, non-interest income and net income. Our teams had great success driving loan and deposit growth while maintaining our disciplined approach to risk management,” commented Chairman, President, and Chief Executive Officer, Vincent J. Delie, Jr. “We ended a successful 2019 in a more favorable capital position, where tangible book value increased 13% and we generated record operating earnings of $386 million while returning nearly $160 million in dividends to our shareholders. 2019 total shareholder return of 35% exceeded the S&P 500 and significantly exceeded peers. Moving forward, we are well-positioned to benefit from our geographic expansion, as well as investments in technology and infrastructure, as these initiatives will help us continue to grow revenue by adding new clients and deepening our customer relationships."

Fourth Quarter 2019 Highlights
(All comparisons refer to the fourth quarter of 2018, except as noted)

•	Growth in total average loans was $1.3 billion, or 5.9%, with average commercial loan growth of $1.1 billion, or 7.8%, and average consumer loan growth of $223 million, or 2.7%.

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Total average deposits grew $1.3 billion, or 5.7%, primarily due to an increase in average non-interest-bearing deposits of $308 million, or 5.1%, and an increase in interest-bearing demand deposits of $1.5 billion, or 15.2%, partially offset by a decrease in average time deposits of $468 million, or 8.7%, largely from a $622 million managed decline in brokered CD balances.

•	The loan to deposit ratio was 94.0% at December 31, 2019, compared to 94.4% at December 31, 2018.

•	Net interest income declined 2.5%, largely attributable to pressure on variable-rate loan yields and competitive pressures on interest-bearing deposit rates.

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On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) narrowed 10 basis points to 3.07%, resulting from lower variable-rate asset yields as benchmark interest rates moved lower during the second half of 2019, partially offset by a 6 basis point improvement in interest-bearing deposit costs in the fourth quarter. Compared to the fourth quarter of 2018, the net interest margin declined 22 basis points from 3.29%, attributable to changes in the interest rate environment compared to 2018.

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Non-interest income increased $5.6 million, or 8.2%. Capital markets income grew $3.4 million, or 65.6%, reflecting strong customer-related interest rate derivative activity. Mortgage banking operations income increased $5.9 million, or 131.0%, due to a $4.9 million increase in gain on loans sold, including a $1.9 million interest rate-related favorable valuation adjustment on mortgage servicing rights. Insurance commissions and fees increased $1.4 million, or 38.9%, while trust income grew by $0.6 million, or 9.9%.

•	Effective tax rate was 17.6%, compared to 13.5%, due to benefits from renewable energy tax credits.

•	The efficiency ratio (non-GAAP) was 56.0%, compared to 54.1%.

•	The annualized net charge-offs to total average loans ratio decreased 15 basis points to 0.09% from 0.24%, indicative of continued favorable credit quality trends.

•	The ratio of tangible common equity to tangible assets (non-GAAP) increased 53 basis points to 7.58%. Tangible book value per common share (non-GAAP) increased $0.85, or 12.7%, to $7.53.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.  "Incremental purchase accounting accretion" refers to the difference between total accretion and the estimated coupon interest income on loans acquired in a business combination.

Quarterly Results Summary	4Q19	3Q19	4Q18
Reported results
Net income available to common stockholders (millions)	$93.2	$100.7	$98.1
Net income per diluted common share	0.29	0.31	0.30
Book value per common share (period-end)	14.70	14.51	13.88
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$96.6	$100.7	$98.1
Operating net income per diluted common share	0.30	0.31	0.30
Tangible common equity to tangible assets (period-end)	7.58%	7.44%	7.05%
Tangible book value per common share (period-end)	$7.53	$7.33	$6.68
Average Diluted Common Shares Outstanding (thousands)	326,516	326,100	325,556
Significant items impacting earnings[1] (millions)
Pre-tax service charge refunds	$(4.3)	$—	$—
After-tax service charge refunds	(3.4)	—	—
(1) Favorable (unfavorable) impact on earnings
Year-to-Date Results Summary	2019	2018
Reported results
Net income available to common stockholders (millions)	$379.2	$364.8
Net income per diluted common share	$1.16	$1.12
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$386.1	$366.7
Operating net income per diluted common share	$1.18	$1.13
Average Diluted Common Shares Outstanding (thousands)	326,061	325,624
Significant items impacting earnings[1] (millions)
Pre-tax discretionary 401(k) contribution	$—	$(0.9)
After-tax impact of discretionary 401(k) contribution	—	(0.7)
Pre-tax gain on sale of subsidiary	—	5.1
After-tax impact of gain on sale of subsidiary	—	4.1
Pre-tax branch consolidation costs	(4.5)	(6.6)
After-tax impact of branch consolidation costs	(3.6)	(5.2)
Pre-tax service charge refunds	(4.3)	—
After-tax service charge refunds	(3.4)	—
(1) Favorable (unfavorable) impact on earnings.

Fourth Quarter 2019 Results – Comparison to Prior-Year Quarter
Net interest income totaled $226.4 million, decreasing $5.8 million, or 2.5%. The net interest margin (FTE) (non-GAAP) declined 22 basis points to 3.07%, reflecting lower yields on variable-rate loans due to lower benchmark interest rates during the second half of 2019. The fourth quarter of 2019 included $8.4 million of incremental purchase accounting accretion and $1.2 million of cash recoveries compared to $8.3 million and $0.9 million, respectively, in the fourth quarter of 2018.
Total average earning assets increased $1.3 billion, or 4.7%, due to average loan growth of $1.3 billion. The total yield on average earning assets decreased to 4.13% from 4.31%, reflecting repricing of variable and adjustable-rate loans as the Federal Open Market Committee (FOMC) lowered its target rate 75 basis points during 2019. The total cost of funds increased to 1.08%, compared to 1.04%, due to higher interest rates on interest-bearing deposits and borrowings driven by continued deposit pricing competition, specifically higher rates on customer money market and time deposits. Average short-term borrowings decreased $764.8 million, while average long-term borrowings increased $712.8 million as we opportunistically secured long-term funding amidst the current low interest rate environment.
Average loans totaled $23.2 billion and increased $1.3 billion, or 5.9%, due to solid growth in the commercial and consumer portfolios. Average total commercial loan growth totaled $1.1 billion, or 7.8%, including $796 million, or

17.9%, growth in commercial and industrial loans and commercial real estate balances increased $178 million, or 2.0%. Commercial loan growth was led by strong activity in the Pittsburgh, Cleveland, Charlotte, Raleigh and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions. Average consumer loan growth was $223 million, or 2.7%, with growth in residential mortgages of $305 million, or 10.0%, indirect auto loans of $28 million, or 1.5%, and direct installment loans of $15 million, or 0.8%, which were partially offset by a decline of $126 million, or 7.9%, in consumer lines of credit.
Average deposits totaled $24.8 billion, an increase of $1.3 billion, or 5.7%, supported by growth in interest-bearing demand deposits of $1.5 billion, or 15.2%, and non-interest-bearing deposits of $308 million, or 5.1%. The growth in non-interest-bearing and interest-bearing deposits was led by organic growth in personal and commercial relationships. The loan-to-deposit ratio was 94.0% at December 31, 2019, compared to 94.4% at December 31, 2018.
Non-interest income totaled $74.0 million, increasing $5.6 million, or 8.2%. On an operating basis, non-interest income increased $9.9 million, or 14.5%, when excluding $4.3 million in service charge refunds. Capital markets income grew $3.4 million, or 65.6%, reflecting strong customer-related interest rate derivative activity, while trust income grew $0.6 million, or 9.9%. Mortgage banking operations income increased $5.9 million, or 131.0%, due to a $4.9 million increase in gain on loans sold and included $1.9 million of a favorable interest rate-related valuation adjustment on mortgage servicing rights in the fourth quarter of 2019, compared to $0.5 million of unfavorable interest rate-related valuation adjustments in the fourth quarter of 2018. The insurance commissions and fees increase of $1.4 million represents the benefit from new business in the Mid-Atlantic and Carolina regions, as well as organic growth in commercial lines.
Non-interest expense totaled $177.4 million, increasing $7.7 million, or 4.5%. The primary drivers were increases in occupancy and equipment of $2.6 million, or 9.4%, due to investments in technology and strategic projects; and salaries and benefits of $3.8 million, or 4.1%, related primarily to annual merit increases and production-related commissions. These increases were partially offset by a $0.5 million, or 8.4%, decrease in FDIC insurance expense. The efficiency ratio (non-GAAP) totaled 56.0%, compared to 54.1%.
The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 6 basis points to 0.55%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 2 basis points to 0.59%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, increased 7 basis points to 0.71%, compared to 0.64% at December 31, 2018.
The provision for credit losses totaled $7.5 million, compared to $15.2 million. The provision for credit losses supported loan growth and exceeded net charge-offs of $5.3 million, or 0.09% annualized of total average loans, which declined from $13.4 million, or 0.24%. For the originated portfolio, net charge-offs were $5.3 million, or 0.10% annualized, of total average originated loans, compared to $12.1 million, or 0.27% annualized, of total average originated loans. The decline in net charge-offs was attributable to continued favorable asset quality trends. The ratio of the allowance for credit losses to total loans and leases was 0.84% and 0.81% at December 31, 2019, and December 31, 2018, respectively. For the originated portfolio, the allowance for credit losses to total originated loans was 0.93%, compared to 0.95% at December 31, 2018, directionally consistent with credit quality trends.
The effective tax rate was 17.6%, compared to 13.5%, due to benefits from renewable energy tax credits.
The tangible common equity to tangible assets ratio (non-GAAP) increased 53 basis points to 7.58% at December 31, 2019, compared to 7.05% at December 31, 2018. The tangible book value per common share (non-GAAP) was $7.53 at December 31, 2019, an increase of $0.85, or 13%, from $6.68 at December 31, 2018.
Fourth Quarter 2019 Results – Comparison to Prior Quarter
Net interest income totaled $226.4 million and decreased 1.5% from the prior quarter total of $229.8 million. The net interest margin (FTE) (non-GAAP) declined 10 basis points to 3.07%. Total purchase accounting accretion impact included $8.4 million of incremental purchase accounting accretion and $1.2 million of cash recoveries on acquired loans, compared to $8.1 million and $0.6 million, respectively.
Total average earning assets increased $509 million, or 6.9% annualized, due primarily to $503 million of strong loan growth. The total yield on earning assets declined 18 basis points to 4.13% as key benchmark interest rate resets on variable rate loans moved lower early in the third and fourth quarters. The total cost of funds decreased to 1.08% from 1.17%, reflecting lower borrowing costs, as well as a shift in funding mix and reductions in costs on interest-bearing deposits. The cost of short-term borrowings decreased from 2.19% to 1.88% while the average balance decreased $268 million due to deposit growth.
Average loans totaled $23.2 billion with average commercial loan growth of $360 million, or 10.0% annualized, and an increase in average consumer loans of $143 million, or 6.8% annualized. Average commercial loans included growth of $140 million, or 10.8% annualized, in commercial and industrial loans and an increase of $170 million, or 7.7% annualized, in commercial real estate. Average commercial loan growth was led by the Pittsburgh, Cleveland, Charlotte, Raleigh and Mid-Atlantic regions. Consumer balances included an increase in average residential mortgage loans of $167 million, or 21.0% annualized, largely attributable to higher refinance activity given the lower interest rate environment. Average balances of indirect auto loans decreased $22 million, or 4.0% annualized, and average consumer lines of credit declined $29 million, or 8.0% annualized.
Average deposits totaled $24.8 billion and increased $741 million, or 12.4% annualized, due to growth of $1.0 billion, or 41.6% annualized, in interest-bearing demand deposits, and $131 million, or 8.4% annualized, in non-interest-bearing deposits, partially offset by a decline of $444 million, or 33.2% annualized, in time deposits, which included $417 million of lower brokered CD balances. Deposit growth reflects continued growth in commercial and consumer relationships. The loan-to-deposit ratio was 94.0% at December 31, 2019, compared to 93.8% at September 30, 2019.
Non-interest income totaled $74.0 million, decreasing $6.0 million, or 7.4%. On an operating basis, non-interest income decreased $1.7 million, or 2.1%, when excluding service charge refunds of $4.3 million. Insurance commissions and fees decreased $1.1 million, or 18.4% due to normal seasonal revenues impact in the third quarter. Other non-interest income decreased $1.9 million, primarily attributable to lower SBIC fund income in the fourth quarter. Capital markets income was relatively flat with continued strong contributions from interest rate derivative, international banking, and syndications activity.
Non-interest expense totaled $177.4 million, a slight decrease of $0.4 million, or 0.2%. In the prior quarter, the Company recognized an impairment of $3.2 million from a third quarter renewable energy investment tax credit transaction which was offset by the fourth quarter 2019 salaries and employee benefits expense increase of $2.3 million, or 2.5%, mainly due to higher performance-based incentives, and occupancy and equipment expense increase of $1.7 million, or 6.0%, for investments in software and technology infrastructure. The efficiency ratio (non-GAAP) equaled 56.0%, compared to 54.1%.
The ratio of non-performing loans and OREO to total loans and OREO increased 3 basis points to 0.55%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO increased 3 basis points to 0.59%. Total delinquency remains at favorable levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, increased 5 basis points to 0.71%, compared to 0.66% at September 30, 2019.
The provision for credit losses totaled $7.5 million, compared to $11.9 million. The provision for credit losses exceeded net charge-offs of $5.3 million, or 0.09% annualized, of total average loans, compared to $6.4 million, or 0.11% annualized, in the prior quarter. For the originated portfolio, net charge-offs were $5.3 million, or 0.10% annualized, of total average originated loans, compared to $5.3 million or 0.11% annualized. The ratio of the allowance for credit losses to total loans and leases remained stable at 0.84% from September 30, 2019. For the originated portfolio, the allowance for credit losses to total originated loans decreased 2 basis points to 0.93%, compared to 0.95% at September 30, 2019.
The effective tax rate was 17.6%, compared to 14.5%, which included the benefit of certain renewable energy investment and historic tax credits.
The tangible common equity to tangible assets ratio (non-GAAP) increased 14 basis points to 7.58% at December 31, 2019, compared to 7.44% at September 30, 2019. The tangible book value per common share (non-GAAP) was $7.53 at December 31, 2019, an increase of $0.20 from September 30, 2019.

2019 Full-Year Results - Comparison to Full-Year 2018 Period
Net interest income totaled $917.2 million, decreasing $15.3 million, or 1.6%, reflecting the sale of Regency in the third quarter of 2018 and a lower level of purchase accounting benefit, partially offset by average earning asset growth of $1.4 billion, or 5.1%. The net interest margin (FTE) (non-GAAP) contracted 22 basis points to 3.17%, primarily due to the sale of Regency, a lower level of cash recoveries on acquired loans and impact from the lower interest rate environment. Regency contributed 8 basis points to net interest margin for the full year of 2018. The full year of 2019 included $7.7 million of higher incremental purchase accounting accretion and $10.3 million of lower cash recoveries, compared to the full year of 2018. The yield on earning assets increased 6 basis points to 4.29%, while the cost of funds increased 28 basis points to 1.15%, primarily due to competitive pressure on interest-bearing deposits.
Average loans totaled $22.8 billion, an increase of $1.2 billion, or 5.5%, due to solid origination activity across the footprint. Growth in average commercial loans totaled $814 million, or 6.0%, including growth of $663 million, or 15.3%, in commercial and industrial loans and flat commercial real estate balances. Commercial growth was led by strong commercial activity in the Cleveland, Pittsburgh, Charlotte and the Mid-Atlantic regions. Total average consumer loan growth of $381 million, or 4.7%, was led by increases in residential mortgage loans of $368 million and indirect auto loans of $239 million, partially offset by a decline of $140 million in consumer credit lines and a decline of $86 million in direct installment balances.
Average deposits totaled $24.1 billion and increased $1.2 billion, or 5.4%, due to average growth of $727 million, or 7.7%, in interest-bearing demand deposits; $285 million, or 4.9%, in non-interest-bearing deposits; and $246 million, or 4.9%, in time deposits.
Non-interest income totaled $294.3 million, increasing $18.6 million, or 6.8%. On an operating basis, non-interest income increased $26.1 million, or 9.5%, attributable to the continued growth in our fee-based businesses of capital markets of $11.9 million, or 55.5%, reflecting deeper penetration among FNB's new and existing commercial relationships, and mortgage banking income of $9.7 million, or 44.4%, as sold mortgage production volume increased $281 million, or 24%, compared to prior year. Trust income increased $2.1 million, or 8.0%, and insurance commissions and fees increased $2.2 million, or 11.7%.
Non-interest expense totaled $696.1 million, increasing $1.6 million, or 0.2%. On an operating basis, non-interest expense increased $2.6 million, or 0.4%. The increase in operating expenses was attributable mainly to an increase of $5.5 million, or 1.5%, in salaries and employee benefits, primarily due to normal merit increases; an increase of $5.2 million, or 4.5%, in occupancy and equipment expense, primarily due to technology investments; and a $3.2 million, or 3.8%, increase in other expenses reflecting an impairment from a third quarter renewable energy investment tax credit transaction of $3.2 million. The related renewable energy investment tax credits were recognized during the third quarter as a benefit to income taxes. These increases were mostly offset by the Regency sale and the elimination of the FDIC's large bank surcharge in the fourth quarter of 2018. The efficiency ratio (non-GAAP) totaled 54.5%, compared to 54.8% in 2018.
The provision for credit losses was $44.6 million, compared to $61.2 million. Net charge-offs totaled $28.3 million, or 0.12%, of total average loans, compared to $56.0 million, or 0.26%, in 2018 reflecting continued strong credit quality trends. Originated net charge-offs were 0.11% of total average originated loans, compared to 0.31% which included the impact from Regency for the first eight months of 2018.
The effective tax rate was 17.7% for 2019 compared to 17.6% in 2018.
Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.
Management believes charges such as branch consolidation costs, service charge refunds and special one-time employee 401(k) contributions related to tax reform are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of a business are not organic to our operations.
To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2019 and 2018 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
We make statements in this news release, may make statements in the related conference call and may from time-to-time make other statements regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward‑looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.
Our forward-looking statements are subject to the following principal risks and uncertainties:

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Our business, financial results and balance sheet values are affected by business and economic circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing or reversal of current U.S. economic environment; and (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners.

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Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

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Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and continue to respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

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Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, significant political events, cyberattacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.

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Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:

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Changes resulting from a U.S. presidential administration or legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

◦	Changes to regulations governing bank capital and liquidity standards.

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Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.

◦	Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.

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The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the upcoming implementation of the new FASB Accounting Standards Update 2016-13 Financial Instruments - Credit Losses commonly referred to as the “current expected credit loss” standard, or CECL.

The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and Risk Management sections of our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2018, our subsequent 2019 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this earnings release.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results today for the fourth quarter of 2019 before the market open on Tuesday, January 21, 2020. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results today at 8:15 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10137998. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations & Shareholder Services.”
A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, January 28, 2020. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10137998. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of $35 billion and approximately 370 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;
Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				4Q19	4Q19	For the Twelve Months Ended December 31,		%
	4Q19	3Q19	4Q18	3Q19	4Q18	2019	2018	Var.
Interest Income
Loans and leases, including fees	$265,731	$274,127	$265,218	(3.1)	0.2	$1,084,358	$1,021,951	6.1
Securities:
Taxable	30,910	30,601	32,273	1.0	(4.2)	126,101	118,614	6.3
Tax-exempt	8,066	8,086	7,474	(0.2)	7.9	32,156	28,287	13.7
Other	1,357	1,597	375	(15.0)	261.9	4,404	1,347	226.9
Total Interest Income	306,064	314,411	305,340	(2.7)	0.2	1,247,019	1,170,199	6.6
Interest Expense
Deposits	55,580	56,249	46,531	(1.2)	19.4	216,623	142,224	52.3
Short-term borrowings	14,082	17,958	21,247	(21.6)	(33.7)	79,990	74,439	7.5
Long-term borrowings	9,965	10,402	5,320	(4.2)	87.3	33,167	21,047	57.6
Total Interest Expense	79,627	84,609	73,098	(5.9)	8.9	329,780	237,710	38.7
Net Interest Income	226,437	229,802	232,242	(1.5)	(2.5)	917,239	932,489	(1.6)
Provision for credit losses	7,544	11,910	15,203	(36.7)	(50.4)	44,561	61,227	(27.2)
Net Interest Income After Provision for Credit Losses	218,893	217,892	217,039	0.5	0.9	872,678	871,262	0.2
Non-Interest Income
Service charges	28,842	33,158	32,363	(13.0)	(10.9)	124,285	125,476	(0.9)
Trust services	7,151	6,932	6,506	3.2	9.9	27,885	25,818	8.0
Insurance commissions and fees	5,014	6,141	3,609	(18.4)	38.9	20,463	18,312	11.7
Securities commissions and fees	3,957	4,115	4,209	(3.8)	(6.0)	17,088	17,545	(2.6)
Capital markets income	8,608	8,713	5,198	(1.2)	65.6	33,224	21,366	55.5
Mortgage banking operations	10,417	9,754	4,509	6.8	131.0	31,689	21,940	44.4
Dividends on non-marketable equity securities	4,918	4,565	3,881	7.7	26.7	18,641	15,553	19.9
Bank owned life insurance	3,130	2,720	2,739	15.1	14.3	11,794	13,500	(12.6)
Net securities gains	35	35	3	—	1,066.7	70	34	105.9
Other	1,969	3,867	5,408	(49.1)	(63.6)	9,127	16,107	(43.3)
Total Non-Interest Income	74,041	80,000	68,425	(7.4)	8.2	294,266	275,651	6.8
Non-Interest Expense
Salaries and employee benefits	95,913	93,598	92,098	2.5	4.1	375,084	369,630	1.5
Net occupancy	14,056	13,702	13,743	2.6	2.3	58,416	59,679	(2.1)
Equipment	16,491	15,114	14,189	9.1	16.2	61,903	55,430	11.7
Amortization of intangibles	3,607	3,602	3,818	0.1	(5.5)	14,167	15,652	(9.5)
Outside services	17,285	15,866	16,736	8.9	3.3	64,006	65,682	(2.6)
FDIC insurance	5,621	5,710	6,137	(1.6)	(8.4)	23,294	32,959	(29.3)
Bank shares and franchise taxes	2,348	3,548	2,000	(33.8)	17.4	12,493	11,929	4.7
Other	22,044	26,644	20,986	(17.3)	5.0	86,765	83,571	3.8
Total Non-Interest Expense	177,365	177,784	169,707	(0.2)	4.5	696,128	694,532	0.2
Income Before Income Taxes	115,569	120,108	115,757	(3.8)	(0.2)	470,816	452,381	4.1
Income taxes	20,376	17,366	15,630	17.3	30.4	83,567	79,523	5.1
Net Income	95,193	102,742	100,127	(7.3)	(4.9)	387,249	372,858	3.9
Preferred stock dividends	2,011	2,010	2,011	—	—	8,041	8,041	—
Net Income Available to Common Stockholders	$93,182	$100,732	$98,116	(7.5)	(5.0)	$379,208	$364,817	3.9
Earnings per Common Share
Basic	$0.29	$0.31	$0.31	(6.5)	(6.5)	$1.17	$1.13	3.5
Diluted	0.29	0.31	0.30	(6.5)	(3.3)	1.16	1.12	3.6
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.48	0.48	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				4Q19	4Q19
	4Q19	3Q19	4Q18	3Q19	4Q18
Assets
Cash and due from banks	$407	$522	$451	(22.0)	(9.8)
Interest-bearing deposits with banks	192	87	37	120.7	418.9
Cash and Cash Equivalents	599	609	488	(1.6)	22.7
Securities available for sale	3,289	3,262	3,341	0.8	(1.6)
Securities held to maturity	3,275	3,192	3,254	2.6	0.6
Loans held for sale	51	56	22	(8.9)	131.8
Loans and leases, net of unearned income	23,289	23,070	22,153	0.9	5.1
Allowance for credit losses	(196)	(194)	(180)	1.0	8.9
Net Loans and Leases	23,093	22,876	21,973	0.9	5.1
Premises and equipment, net	333	329	330	1.2	0.9
Goodwill	2,262	2,262	2,255	—	0.3
Core deposit and other intangible assets, net	67	71	79	(5.6)	(15.2)
Bank owned life insurance	544	542	537	0.4	1.3
Other assets	1,102	1,130	823	(2.5)	33.9
Total Assets	$34,615	$34,329	$33,102	0.8	4.6
Liabilities
Deposits:
Non-interest-bearing demand	$6,384	$6,292	$6,000	1.5	6.4
Interest-bearing demand	11,049	10,654	9,660	3.7	14.4
Savings	2,625	2,526	2,526	3.9	3.9
Certificates and other time deposits	4,728	5,122	5,269	(7.7)	(10.3)
Total Deposits	24,786	24,594	23,455	0.8	5.7
Short-term borrowings	3,216	3,144	4,129	2.3	(22.1)
Long-term borrowings	1,340	1,340	627	—	113.7
Other liabilities	390	431	283	(9.5)	37.8
Total Liabilities	29,732	29,509	28,494	0.8	4.3
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,067	4,062	4,049	0.1	0.4
Retained earnings	798	744	576	7.3	38.5
Accumulated other comprehensive loss	(65)	(69)	(106)	(5.8)	(38.7)
Treasury stock	(27)	(27)	(21)	—	28.6
Total Stockholders' Equity	4,883	4,820	4,608	1.3	6.0
Total Liabilities and Stockholders' Equity	$34,615	$34,329	$33,102	0.8	4.6

F.N.B. CORPORATION AND SUBSIDIARIES	4Q19			3Q19			4Q18
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$83,948	$1,357	6.41%	$90,389	$1,597	7.01%	$50,879	$375	2.93%
Taxable investment securities (2)	5,304,096	30,910	2.33	5,145,079	30,601	2.38	5,409,100	32,273	2.39
Non-taxable investment securities (1)	1,127,145	10,079	3.58	1,126,343	10,095	3.59	1,056,906	9,343	3.54
Loans held for sale	68,585	1,608	9.37	216,520	2,206	4.07	31,018	439	5.65
Loans and leases (1) (3)	23,230,888	265,584	4.54	22,727,470	273,440	4.78	21,940,195	266,357	4.82
Total Interest Earning Assets (1)	29,814,662	309,538	4.13	29,305,801	317,939	4.31	28,488,098	308,787	4.31
Cash and due from banks	395,967			388,864			381,429
Allowance for credit losses	(198,115)			(192,726)			(180,618)
Premises and equipment	332,042			330,208			324,562
Other assets	4,056,558			4,018,177			3,679,383
Total Assets	$34,401,114			$33,850,324			$32,692,854
Liabilities
Deposits:
Interest-bearing demand	$11,035,271	28,964	1.04	$9,999,164	26,577	1.05	$9,582,636	21,239	0.88
Savings	2,558,931	2,003	0.31	2,540,462	2,299	0.36	2,503,480	1,848	0.29
Certificates and other time	4,906,013	24,613	1.99	5,350,198	27,374	2.03	5,374,220	23,444	1.73
Short-term borrowings	2,963,033	14,082	1.88	3,231,378	17,958	2.19	3,727,878	21,247	2.25
Long-term borrowings	1,339,795	9,965	2.95	1,338,716	10,401	3.08	626,986	5,320	3.37
Total Interest-Bearing Liabilities	22,803,043	79,627	1.38	22,459,918	84,609	1.49	21,815,200	73,098	1.33
Non-interest-bearing demand deposits	6,337,845			6,207,299			6,029,364
Other liabilities	408,737			380,390			294,380
Total Liabilities	29,549,625			29,047,607			28,138,944
Stockholders' equity	4,851,489			4,802,717			4,553,910
Total Liabilities and Stockholders' Equity	$34,401,114			$33,850,324			$32,692,854
Net Interest Earning Assets	$7,011,619			$6,845,883			$6,672,898
Net Interest Income (FTE) (1)		229,911			233,330			235,689
Tax Equivalent Adjustment		(3,474)			(3,528)			(3,447)
Net Interest Income		$226,437			$229,802			$232,242
Net Interest Spread			2.75%			2.82%			2.98%
Net Interest Margin (1)			3.07%			3.17%			3.29%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Twelve Months Ended December 31,
(Unaudited)	2019			2018
(Dollars in thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$73,834	$4,404	5.96%	$62,100	$1,347	2.17%
Taxable investment securities (2)	5,296,830	126,101	2.38	5,247,250	118,614	2.26
Non-taxable investment securities (1)	1,121,026	40,155	3.58	1,008,944	35,438	3.51
Loans held for sale	102,344	5,386	5.26	47,761	2,841	5.95
Loans and leases (1) (3)	22,776,639	1,085,094	4.76	21,581,629	1,025,229	4.75
Total Interest Earning Assets (1)	29,370,673	1,261,140	4.29	27,947,684	1,183,469	4.23
Cash and due from banks	382,144			366,971
Allowance for credit losses	(191,171)			(181,019)
Premises and equipment	330,920			329,151
Other assets	3,958,197			3,675,710
Total Assets	$33,850,763			$32,138,497
Liabilities
Deposits:
Interest-bearing demand	$10,123,701	104,236	1.03	$9,396,339	62,876	0.67
Savings	2,532,456	8,535	0.34	2,558,370	6,007	0.23
Certificates and other time	5,268,208	103,852	1.97	5,022,607	73,341	1.46
Short-term borrowings	3,551,135	79,990	2.24	3,917,858	74,439	1.89
Long-term borrowings	1,108,135	33,167	2.99	641,379	21,047	3.28
Total Interest-Bearing Liabilities	22,583,635	329,780	1.46	21,536,553	237,710	1.10
Non-interest-bearing demand deposits	6,128,196			5,843,429
Other liabilities	381,467			267,682
Total Liabilities	29,093,298			27,647,664
Stockholders' equity	4,757,465			4,490,833
Total Liabilities and Stockholders' Equity	$33,850,763			$32,138,497
Net Interest Earning Assets	$6,787,038			$6,411,131
Net Interest Income (FTE) (1)		931,360			945,759
Tax Equivalent Adjustment		(14,121)			(13,270)
Net Interest Income		$917,239			$932,489
Net Interest Spread			2.83%			3.13%
Net Interest Margin (1)			3.17%			3.39%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Twelve Months Ended December 31,
	4Q19	3Q19	4Q18	2019	2018
Performance Ratios
Return on average equity	7.78%	8.49%	8.72%	8.14%	8.30%
Return on average tangible equity (1)	15.43	16.98	18.39	16.42	17.87
Return on average tangible common equity (1)	15.79	17.41	18.94	16.84	18.41
Return on average assets	1.10	1.20	1.22	1.14	1.16
Return on average tangible assets (1)	1.21	1.33	1.35	1.26	1.29
Net interest margin (FTE) (2)	3.07	3.17	3.29	3.17	3.39
Yield on earning assets (FTE) (2)	4.13	4.31	4.31	4.29	4.23
Cost of interest-bearing deposits	1.19	1.25	1.06	1.21	0.84
Cost of interest-bearing liabilities	1.38	1.49	1.33	1.46	1.10
Cost of funds	1.08	1.17	1.04	1.15	0.87
Efficiency ratio (1)	55.99	54.11	54.13	54.51	54.82
Effective tax rate	17.63	14.46	13.50	17.75	17.58
Capital Ratios
Equity / assets (period end)	14.11	14.04	13.92
Common equity / assets (period end)	13.80	13.73	13.60
Leverage ratio	8.21	8.15	7.87
Tangible equity / tangible assets (period end) (1)	7.91	7.78	7.39
Tangible common equity / tangible assets (period end) (1)	7.58	7.44	7.05
Common Stock Data
Average diluted shares outstanding	326,515,973	326,099,870	325,556,329	326,061,138	325,623,603
Period end shares outstanding	325,014,560	324,879,501	324,314,529
Book value per common share	$14.70	$14.51	$13.88
Tangible book value per common share (1)	$7.53	$7.33	$6.68
Dividend payout ratio (common)	42.22%	39.04%	39.97%	41.45%	42.96%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				4Q19	4Q19
	4Q19	3Q19	4Q18	3Q19	4Q18
Balances at period end
Loans and Leases:
Commercial real estate	$8,960	$8,916	$8,786	0.5	2.0
Commercial and industrial	5,308	5,205	4,556	2.0	16.5
Commercial leases	432	417	373	3.6	15.8
Other	21	35	46	(40.0)	(54.3)
Commercial loans and leases	14,721	14,573	13,761	1.0	7.0
Direct installment	1,821	1,763	1,764	3.3	3.2
Residential mortgages	3,374	3,300	3,113	2.2	8.4
Indirect installment	1,922	1,949	1,933	(1.4)	(0.6)
Consumer LOC	1,451	1,485	1,582	(2.3)	(8.3)
Consumer loans	8,568	8,497	8,392	0.8	2.1
Total loans and leases	$23,289	$23,070	$22,153	0.9	5.1
Note: Loans held for sale were $51, $56 and $22 at 4Q19, 3Q19, and 4Q18, respectively.
				% Variance
Average balances				4Q19	4Q19	For the Twelve Months Ended December 31,		%
Loans and Leases:	4Q19	3Q19	4Q18	3Q19	4Q18	2019	2018	Var.
Commercial real estate	$8,947	$8,776	$8,768	1.9	2.0	$8,867	$8,800	0.8
Commercial and industrial	5,256	5,117	4,460	2.7	17.9	4,997	4,334	15.3
Commercial leases	440	388	350	13.3	25.6	394	313	25.7
Other	51	52	47	(2.5)	7.2	52	48	7.3
Commercial loans and leases	14,694	14,333	13,625	2.5	7.8	14,310	13,495	6.0
Direct installment	1,785	1,758	1,770	1.5	0.8	1,761	1,848	(4.7)
Residential mortgages	3,350	3,184	3,046	5.2	10.0	3,243	2,875	12.8
Indirect installment	1,936	1,957	1,908	(1.1)	1.5	1,950	1,711	14.0
Consumer LOC	1,466	1,495	1,591	(2.0)	(7.9)	1,513	1,653	(8.4)
Consumer loans	8,537	8,394	8,315	1.7	2.7	8,467	8,087	4.7
Total loans and leases	$23,231	$22,727	$21,940	2.2	5.9	$22,777	$21,582	5.5

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				4Q19	4Q19
Asset Quality Data	4Q19	3Q19	4Q18	3Q19	4Q18
Non-Performing Assets
Non-performing loans (1)
Non-accrual loans	$81	$76	$79	6.6	2.5
Restructured loans	22	19	21	15.8	4.8
Non-performing loans	103	95	100	8.4	3.0
Other real estate owned (OREO) (2)	26	24	35	8.3	(25.7)
Total non-performing assets	$129	$119	$135	8.4	(4.4)
Non-performing loans / total loans and leases	0.44%	0.41%	0.45%
Non-performing loans / total originated loans and leases (3)	0.49	0.46	0.44
Non-performing loans + OREO / total loans and leases + OREO	0.55	0.52	0.61
Non-performing loans + OREO / total originated loans and leases + OREO (3)	0.59	0.56	0.61
Non-performing assets / total assets	0.37	0.35	0.41
Delinquency - Originated Portfolio (3)
Loans 30-89 days past due	$63	$55	$53	14.5	18.9
Loans 90+ days past due	5	5	5	—	—
Non-accrual loans	77	72	58	6.9	32.8
Total past due and non-accrual loans	$145	$132	$116	9.8	25.0
Total past due and non-accrual loans / total originated loans	0.71%	0.66%	0.64%
Delinquency - Acquired Portfolio (4) (5)
Loans 30-89 days past due	$32	$31	$46	3.2	(30.4)
Loans 90+ days past due	37	44	53	(15.9)	(30.2)
Non-accrual loans	4	4	21	—	(81.0)
Total past due and non-accrual loans	$73	$79	$120	(7.6)	(39.2)
Delinquency - Total Portfolio
Loans 30-89 days past due	$95	$86	$99	10.5	(4.0)
Loans 90+ days past due	42	49	58	(14.3)	(27.6)
Non-accrual loans	81	76	79	6.6	2.5
Total past due and non-accrual loans	$218	$211	$236	3.3	(7.6)

(1)	Does not include loans acquired in a business combination at fair value ("acquired portfolio").
(2)	Includes all other real estate owned, including those balances acquired through business combinations that have been in the acquired portfolio prior to foreclosure.
(3)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(4)
"Acquired Portfolio" or "Loans Acquired in a Business Combination" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because loans acquired in a business combination are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

(5)	Represents contractual balances.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				4Q19	4Q19	For the Twelve Months Ended December 31,		%
Allowance Rollforward	4Q19	3Q19	4Q18	3Q19	4Q18	2019	2018	Var.

Allowance for Credit Losses - Originated Portfolio (2)
Balance at beginning of period	$189	$183	$174	3.3	8.6	$173	$168	3.0
Provision for credit losses	5	11	11	(54.5)	(54.5)	37	57	(35.1)
Net loan charge-offs	(5)	(5)	(12)	—	(58.3)	(21)	(52)	(59.6)
Allowance for credit losses - originated portfolio (2)	$189	$189	$173	—	9.2	$189	$173	9.2
Allowance for credit losses (originated loans and leases) / total originated loans and leases (2)	0.93%	0.95%	0.95%
Allowance for credit losses (originated loans and leases) / total non-performing loans (1)	190.57	210.22	219.93
Net loan charge-offs on originated loans and leases (annualized) / total average originated loans and leases (2)	0.10	0.11	0.27			0.11%	0.31%
Allowance for Credit Losses - Acquired Portfolio (3)
Balance at beginning of period	$5	$5	$4	—	25.0	$7	$7	—
Provision for credit losses	2	1	4	100.0	(50.0)	7	4	75.0
Net loan (charge-offs)/recoveries	—	(1)	(1)	(100.0)	—	(7)	(4)	75.0
Allowance for credit losses - acquired portfolio (3)	$7	$5	$7	40.0	—	$7	$7	—
Allowance for Credit Losses - Total Portfolio
Balance at beginning of period	$194	$188	$178	3.2	9.0	$180	$175	2.9
Provision for credit losses	7	12	15	(41.7)	(53.3)	44	61	(27.9)
Net loan (charge-offs)/recoveries	(5)	(6)	(13)	(16.7)	(61.5)	(28)	(56)	(50.0)
Total allowance for credit losses	$196	$194	$180	1.0	8.9	$196	$180	8.9
Allowance for credit losses / total loans and leases	0.84%	0.84%	0.81%
Net loan charge-offs (annualized) / total average loans and leases	0.09	0.11	0.24			0.12%	0.26%

(1)	Does not include loans acquired in a business combination at fair value ("acquired portfolio").
(2)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(3)
"Acquired Portfolio" or "Loans Acquired in a Business Combination" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because loans acquired in a business combination are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				4Q19	4Q19	For the Twelve Months Ended December 31,		%
Operating net income available to common stockholders:	4Q19	3Q19	4Q18	3Q19	4Q18	2019	2018	Var.
Net income available to common stockholders	$93,182	$100,732	$98,116			$379,208	$364,817
Discretionary 401(k) contribution	—	—	—			—	874
Tax benefit of discretionary 401(k) contribution	—	—	—			—	(184)
Gain on sale of subsidiary	—	—	—			—	(5,135)
Tax expense of gain on sale of subsidiary	—	—	—			—	1,078
Branch consolidation costs	—	—	—			4,505	6,616
Tax benefit of branch consolidation costs	—	—	—			(946)	(1,389)
Service charge refunds	4,279	—	—			4,279	—
Tax benefit of service charge refunds	(899)	—	—			(899)	—
Operating net income available to common stockholders (non-GAAP)	$96,562	$100,732	$98,116	(4.1)	(1.6)	$386,147	$366,677	5.3

Operating earnings per diluted common share:
Earnings per diluted common share	$0.29	$0.31	$0.30			$1.16	$1.12
Discretionary 401(k) contribution	—	—	—			—	—
Tax benefit of discretionary 401(k) contribution	—	—	—			—	—
Gain on sale of subsidiary	—	—	—			—	(0.01)
Tax expense of gain on sale of subsidiary	—	—	—			—	0.01
Branch consolidation costs	—	—	—			0.01	0.02
Tax benefit of branch consolidation costs	—	—	—			—	(0.01)
Service charge refunds	0.01	—	—			0.01	—
Tax benefit of service charge refunds	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.30	$0.31	$0.30	(3.2)	—	$1.18	$1.13	4.4

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)				For the Twelve Months Ended December 31,
	4Q19	3Q19	4Q18	2019	2018
Return on average tangible equity:
Net income (annualized)	$377,668	$407,619	$397,244	$387,249	$372,858
Amortization of intangibles, net of tax (annualized)	11,304	11,289	11,966	11,192	12,365
Tangible net income (annualized) (non-GAAP)	$388,972	$418,908	$409,210	$398,441	$385,223

Average total stockholders' equity	$4,851,489	$4,802,717	$4,553,910	$4,757,465	$4,490,833
Less: Average intangibles (1)	(2,330,977)	(2,335,273)	(2,329,088)	(2,331,630)	(2,334,727)
Average tangible stockholders' equity (non-GAAP)	$2,520,512	$2,467,444	$2,224,822	$2,425,835	$2,156,106

Return on average tangible equity (non-GAAP)	15.43%	16.98%	18.39%	16.42%	17.87%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$369,688	$399,644	$389,265	$379,208	$364,817
Amortization of intangibles, net of tax (annualized)	11,304	11,289	11,966	11,192	12,365
Tangible net income available to common stockholders (annualized) (non-GAAP)	$380,992	$410,933	$401,231	$390,400	$377,182

Average total stockholders' equity	$4,851,489	$4,802,717	$4,553,910	$4,757,465	$4,490,833
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangibles (1)	(2,330,977)	(2,335,273)	(2,329,088)	(2,331,630)	(2,334,727)
Average tangible common equity (non-GAAP)	$2,413,630	$2,360,562	$2,117,940	$2,318,953	$2,049,224

Return on average tangible common equity (non-GAAP)	15.79%	17.41%	18.94%	16.84%	18.41%
Return on average tangible assets:
Net income (annualized)	$377,668	$407,619	$397,244	$387,249	$372,858
Amortization of intangibles, net of tax (annualized)	11,304	11,289	11,966	11,192	12,365
Tangible net income (annualized) (non-GAAP)	$388,972	$418,908	$409,210	$398,441	$385,223

Average total assets	$34,401,114	$33,850,324	$32,692,854	$33,850,763	$32,138,497
Less: Average intangibles (1)	(2,330,977)	(2,335,273)	(2,329,088)	(2,331,630)	(2,334,727)
Average tangible assets (non-GAAP)	$32,070,137	$31,515,051	$30,363,766	$31,519,133	$29,803,770

Return on average tangible assets (non-GAAP)	1.21%	1.33%	1.35%	1.26%	1.29%
Tangible book value per common share:
Total stockholders' equity	$4,883,198	$4,820,309	$4,608,285
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,329,545)	(2,332,469)	(2,333,375)
Tangible common equity (non-GAAP)	$2,446,771	$2,380,958	$2,168,028

Common shares outstanding	325,014,560	324,879,501	324,314,529

Tangible book value per common share (non-GAAP)	$7.53	$7.33	$6.68

(1) Excludes loan servicing rights

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands)				For the Twelve Months Ended December 31,
	4Q19	3Q19	4Q18	2019	2018
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,883,198	$4,820,309	$4,608,285
Less: intangibles (1)	(2,329,545)	(2,332,469)	(2,333,375)
Tangible equity (non-GAAP)	$2,553,653	$2,487,840	$2,274,910

Total assets	$34,615,016	$34,328,501	$33,101,840
Less: intangibles (1)	(2,329,545)	(2,332,469)	(2,333,375)
Tangible assets (non-GAAP)	$32,285,471	$31,996,032	$30,768,465

Tangible equity / tangible assets (period end) (non-GAAP)	7.91%	7.78%	7.39%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,883,198	$4,820,309	$4,608,285
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,329,545)	(2,332,469)	(2,333,375)
Tangible common equity (non-GAAP)	$2,446,771	$2,380,958	$2,168,028

Total assets	$34,615,016	$34,328,501	$33,101,840
Less: intangibles (1)	(2,329,545)	(2,332,469)	(2,333,375)
Tangible assets (non-GAAP)	$32,285,471	$31,996,032	$30,768,465

Tangible common equity / tangible assets (period end) (non-GAAP)	7.58%	7.44%	7.05%

KEY PERFORMANCE INDICATORS
Efficiency ratio (FTE):
Total non-interest expense	$177,365	$177,784	$169,707	$696,128	$694,532
Less: amortization of intangibles	(3,607)	(3,602)	(3,818)	(14,167)	(15,652)
Less: OREO expense	(1,198)	(1,431)	(1,267)	(4,652)	(6,359)
Less: discretionary 401(k) contribution	—	—	—	—	(874)
Less: branch consolidation costs	—	—	—	(2,783)	(2,939)
Less: tax credit-related project impairment	—	(3,213)	—	(3,213)	—
Adjusted non-interest expense	$172,560	$169,538	$164,622	$671,313	$668,708

Net interest income	$226,437	$229,802	$232,242	$917,239	$932,489
Taxable equivalent adjustment	3,474	3,528	3,447	14,121	13,270
Non-interest income	74,041	80,000	68,425	294,266	275,651
Less: net securities gains	(35)	(35)	(3)	(70)	(34)
Less: gain on sale of subsidiary	—	—	—	—	(5,135)
Add: branch consolidation costs	—	—	—	1,722	3,677
Add: service charge refunds	4,279	—	—	4,279	—
Adjusted net interest income (FTE) + non-interest income	$308,196	$313,295	$304,111	$1,231,557	$1,219,918

Efficiency ratio (FTE) (non-GAAP)	55.99%	54.11%	54.13%	54.51%	54.82%
(1) Excludes loan servicing rights